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                                                                     Exhibit 3.8
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                          Commonwealth of Pennsylvania
                              Department of State
                               Corporation Bureau

Articles of Amendment

     In compliance with the requirements of Article VIII of the Business Corporation Law approved the 5/th/ day of May, 1933, P.L. 364, as amended, the applicant desiring to amend its Articles hereby certifies, under its corporate seal that:

1.   The name of the corporation is:  William M. Wilson's Sons, Inc.

2.   The location of its registered office is:  8/th/ and Franconia Avenue,
                                                Lansdale, Pennsylvania 19446

3.   The corporation was formed under the Act of:  May 5, 1933, P.L. 364, as amended

4.   Its date of incorporation is:  July 30, 1945

5.   (Strike out (a) or (b) below, whichever is not applicable)

     (b) The amendment was adopted by a consent in writing, setting forth the action so taken, signed by all of the shareholders entitled to vote thereon and filed with the Secretary of the corporation.

6.   At the time of the action of the shareholders:

     (a) The total number of shares outstanding was: 144 shares of Common Stock; 5,758 shares of Class A Preferred Stock and 412 shares of Preferred Stock

     (b)  The number of shares entitled to vote was:*   144 shares of Common
          Stock; 5,758 shares of Class A Preferred Stock

7.   In the action taken by the shareholders:
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     (a) The number of shares voted in favor of the amendment was:**
          144 shares of Common Stock; 5,758 shares of Class A Preferred Stock

     (b) The number of shares voted against the amendment was:**
          -0-

* If the shares of any class were entitled to vote as a class, the number of shares of each class so entitled and the number of shares of all other classes entitled to vote should be set forth.

** If the shares of any class were entitled to vote as a class, the number of shares of such class and the number of shares of all other classes voted for and against such amendment respectively should be set forth.

NOTE: If the effect of the amendment is to increase the authorized capital stock of the corporation, excise tax at the rate of 1/5 of 1% on the amount of increase will be due and payable with the filing of the amendment.

NOTE: Filing fee - $30.00. (In addition to any amount of excise tax due and owing.)

8.   The amendment adopted by the shareholders, set forth in full, follows:

          RESOLVED, that Subsection C.6 of Article 5th of the Articles of the Corporation be and hereby is amended so that it reads in its entirety as follows:

          "6. At any time during a period of two years after the death of any holder of Class A Preferred Stock the corporation may redeem, and at any time after such period of two years has elapsed the corporation shall redeem, upon the written request of the personal representative of such decedent, such number of shares of Class A Preferred Stock held by the decedent as may be necessary to pay estate, inheritance, legacy and succession taxes imposed because of the decedent's death and funeral and administration expenses incurred by the decedent's estate. Upon any such redemption, the redemption price shall not included the amount of premium specified in Subsection C.5, but shall otherwise be the redemption price stated therein."

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     IN TESTIMONY WHEREOF, the applicant has caused these Articles of Amendment to be signed by its President or Vice President and its corporate seal, duly attested by its Secretary or Treasurer, to be hereunto affixed this 24th day of June, 1970.

                              William M. Wilson's Sons, Inc.
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                              By:_______________________________________________
                                         (President)

Attest:


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     (Secretary)
Approved and filed in the Department of State on the 29th day of June, 1970.


                                    ----------------------------------
                                    Secretary of the Commonwealth





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